     As filed with the Securities and Exchange Commission on August 6, 2001
                                                      REGISTRATION NO.
                                                                       ---------
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ---------------------
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------
                           ESPERION THERAPEUTICS, INC.
             (Exact name of registrant as specified in its charter)
                              ---------------------

             DELAWARE                                           38-3419139
   (State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                         Identification Number)

                            3621 South State Street
                                 695 KMS Place
                           Ann Arbor, Michigan 48108
                                 (734) 332-0506

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              ---------------------
                             ROGER S. NEWTON, PH.D.
                           ESPERION THERAPEUTICS, INC.
                              3621 S. STATE STREET
                                  695 KMS PLACE
                            ANN ARBOR, MICHIGAN 48108
                                 (734) 332-0506
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                              ---------------------
                                   Copies to:
                             LINDA L. GRIGGS, ESQ.
                           MORGAN, LEWIS & BOCKIUS LLP
                                1800 M STREET, NW
                              WASHINGTON, DC 20036
                                 (202) 467-7000

         Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the Selling Stockholders shall determine.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. | |

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                                       Proposed Maximum     Proposed Maximum       Amount of
             Title of Each Class Of                 Amount To Be           Offering        Aggregate Offering    Registration
          Securities To Be Registered                Registered        Price Per Share            Price               Fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share           4,044,842 (1)             $7.46 (2)       $30,174,521.32 (2)      $7,544.00
==================================================================================================================================

(1) Pursuant to Rule 416(a), the number of shares being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, or similar transactions.
(2) Estimated pursuant to Rule 457(c) solely for purposes of calculating the amount of the registration fee, based upon the average of the reported high and low sales prices for the Common Stock as reported on the Nasdaq Stock Market on August 3, 2001

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

================================================================================

                                [ESPERION LOGO]

                        4,044,842 SHARES OF COMMON STOCK

                           ESPERION THERAPEUTICS, INC.


         This prospectus is part of a registration statement that covers 4,044,842 shares (the "Shares") of common stock of Esperion Therapeutics, Inc. ("Esperion" or the "Company"), par value $.001 per share (the "Common Stock"). These Shares may be offered and sold from time to time by certain of our stockholders (the "Selling Stockholders"). We will not receive any proceeds from the sale of these Shares.

         Our Common Stock is traded on the Nasdaq National Market of The Nasdaq Stock Market under the symbol ESPR. The average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on August 3, 2001 was $7.46 per share.

         An investment in our Common Stock involves risks. For a discussion of certain factors that should be considered in evaluating an investment in the Shares, see "Risk Factors," beginning on page 7.


--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------


                 THE DATE OF THIS PROSPECTUS IS AUGUST [ ], 2001


         You should rely only on the information included or incorporated by reference to this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

         The Shares are not being offered in any jurisdiction where the offer is not permitted.

         You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or prospectus supplement.

                                TABLE OF CONTENTS

         The Company....................................................... 3

         Information Available About the Company........................... 5

         Documents Incorporated by Reference............................... 5

         Forward-Looking Statements........................................ 6

         Risk Factors...................................................... 7

         Use of Proceeds...................................................16

         Selling Stockholders..............................................16

         Plan of Distribution..............................................18

         Experts...........................................................19

                                   THE COMPANY

         Esperion Therapeutics, Inc. is a biopharmaceutical company dedicated to the discovery and development of products for the treatment of cardiovascular and metabolic diseases. We began operations in May 1998 and became a public company in August 2000 with the closing of our initial public offering.

         We have focused our initial drug development and discovery activities on a novel class of drugs to treat acute and chronic cardiovascular and metabolic diseases. We intend to commercialize a novel class of drugs that focus on a new treatment approach that we call "HDL Therapy," which is based upon our understanding of high density lipoprotein, or HDL, function. Through HDL Therapy we intend to exploit the beneficial properties of HDL in cardiovascular and metabolic diseases with a portfolio of product candidates. Currently, we are working on five product candidates: LUV, AIM, RLT Peptide, ProApoA-I and HDL Elevators. Each of our product candidates is designed to enhance the naturally occurring processes in the body that remove excess cholesterol from arterial walls. We initiated clinical trials with two of our product candidates, LUV and AIM, in 2000. In 2001, we expanded the clinical programs for these two product candidates and we expect to initiate clinical testing on at least one other product candidate during the second half of 2001.

         Our product development to date has used in vitro assays, testing procedures performed outside the body, animal models, which we believe are appropriate at this stage of development, and, in several cases, human clinical testing. Preclinical studies suggest that our product candidates may either increase HDL-Cholesterol, or HDL-C, or its function and may enhance removal of excess cholesterol and lipids from arteries. Third-party published reports of preliminary human clinical studies with respect to products that are similar to some of our product candidates suggest that these compounds may increase the elimination of cholesterol from the body by enhancing the efficiency of the reverse lipid transport, or RLT, pathway.

         We believe that our drug discovery technologies and scientific and drug development expertise have potential applicability to a broad range of cardiovascular and metabolic diseases, including treatments for heart disease, diabetes and obesity.

                                  Our Strategy

         We are taking a product-focused approach towards drug development. The key elements of our business strategy are as follows:

         -        Develop several different drug candidates for HDL Therapy.
                  Based on our understanding of the RLT pathway, we have identified a portfolio of product candidates that we believe could provide a broad spectrum of treatment options for cardiovascular disease. These product candidates are focused on improving HDL function in the RLT pathway and the removal of excess cholesterol from arteries.

         - Leverage experienced scientific and drug development expertise. We are managed by an experienced group of drug developers with significant expertise in cardiovascular research and drug development. Roger S. Newton, Ph.D., President and Chief Executive Officer of Esperion, was the co-discoverer and chairman of the discovery team and a member of the development team of Atorvastatin (Lipitor(R)). Sales of Lipitor, the most frequently prescribed cholesterol lowering drug, exceeded $5.0 billion in 2000. In addition, we have discovered HDL elevators and have successfully recruited the inventors of two of our product candidates.

         - Optimize clinical and regulatory strategies to shorten time to market. We believe that, by initially focusing on acute treatments, we can achieve an abbreviated development time, and faster time to market, which will benefit patients with cardiovascular disease. We intend to perform clinical trials to rapidly assess effectiveness for well-defined cardiovascular endpoints in the treatment of acute coronary syndromes, atherosclerosis and restenosis.

         -        Retain significant marketing rights to our product candidates.
                  Our goal is to retain marketing rights to our product candidates for as long as it is commercially advantageous. By completing as much of the preclinical and clinical development work as is feasible first, we hope to be able to negotiate more favorable terms for any such marketing arrangements.

         Esperion plans to utilize currently available funds to support our current operating plan through at least the end of 2002. This will continue to enable the Company to hold on to the rights to our product candidates through later stages of development and retain a greater share of the economic value of these product opportunities for the Company. We anticipate that our most significant expenditures for the remainder of fiscal year 2001 and for the first six months of fiscal year 2002 will be for further development of our product candidates, payments under current licensing agreements, ongoing research and development activities and general corporate and working capital purposes.

                     INFORMATION AVAILABLE ABOUT THE COMPANY

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). To comply with the requirements of the Exchange Act, the Company files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") through the SEC's Electronic Data Gathering, Analysis, and Retrieval, or EDGAR, system .

         The reports and other information that we file with the SEC are available free of charge at the SEC's web site at http://www.sec.gov. You may also read and copy our SEC filings at the public reference rooms of the SEC at:

         -        450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549;

         -        7 World Trade Center, New York, New York 10048; and

         -        500 West Madison Street, Chicago, Illinois 60661.

         Please call the SEC at 1-800-SEC-0330 or see its web site for further information about the SEC's public reference rooms.

         In addition, the Company's SEC filings are also available free of charge at our web site at http://www.esperion.com.


                       DOCUMENTS INCORPORATED BY REFERENCE


         SEC rules allow us to disclose important information to you by referring you to the documents that we file with the SEC. We incorporate by reference into this prospectus the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the Shares covered by this prospectus are sold:

- Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (filed with the SEC on April 2, 2001);

- Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 (filed with the SEC on May 11, 2001) and June 30, 2001 (filed with the SEC on July 26, 2001);

- Our Current Report on Form 8-K/A dated September 21, 2000 (filed with the SEC on November 22, 2000);

- The description of our Common Stock contained in our registration statement on Form 8-A (filed with the SEC on August 4, 2000).

         The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (before the termination of this offering) automatically will update and supersede this information. Reports that we file with the SEC after the date of this prospectus may contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference into this prospectus. You should review these reports as they may disclose a change in the business, prospects, financial condition or other affairs of the Company after the date of this prospectus.

         The Company undertakes to provide to you, without charge, the documents incorporated by reference into this prospectus, other than exhibits not specifically incorporated by reference into such documents. Please make your request by writing to us at: Esperion Therapeutics, Inc., Attn: Christine K. Ballman, 3621 S. State St., 695 KMS Place, Ann Arbor, MI 48108, or by calling us at: (734) 332-0506.


                           FORWARD-LOOKING STATEMENTS

         The information contained in this prospectus, including the documents incorporated by reference, and in any prospectus supplement, contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. These forward-looking statements are often identified by words such as "may," "believe," "anticipate," "plan," "expect," "require," "intend," "assume" and similar expressions. Our forward-looking statements involve uncertainties and other factors that may cause our actual results, performance or achievements to be far different from that suggested by our forward-looking statements. These factors include, but are not limited to, risks associated with the development of our product candidates, including regulatory approval; dependence on clinical research organizations, license arrangements and other strategic relationships with third parties for the research, development, manufacturing and commercialization of our products; dependence on patents and proprietary rights; procurement, maintenance, enforcement and defense of the Company's patents and proprietary rights; risks related to manufacturing; risks associated with the timing and acceptance of new products by the Company or its competitors; competitive conditions in the industry; business cycles affecting the markets in which the Company's products are sold; extraordinary events, such as litigation; risks inherent in seeking and consummating acquisitions, including the diversion of management attention to the assimilation of the operations and personnel of the acquired business; risks relating to the timing of the Company's financing needs; fluctuations in foreign exchange rates; and economic conditions generally or in various geographic areas. All of the foregoing factors are difficult to forecast. Some of these risks and uncertainties are discussed below in the section entitled "Risk Factors." We do not intend to update any of these factors or to publicly announce the results of any revisions to any of these forward-looking statements unless required to do so under the federal securities laws.

                                  RISK FACTORS

You should carefully consider the following risk factors and other information in this prospectus before deciding to purchase any of the Shares offered by this prospectus.

WE ARE A DEVELOPMENTAL STAGE BIOPHARMACEUTICAL COMPANY WITH A HISTORY OF LOSSES AND, EVEN IF OUR PRODUCT CANDIDATES ARE APPROVED AND COMMERCIALIZED, WE MAY NEVER BE PROFITABLE.

         We have devoted substantially all of our resources since we began our operations in May 1998 to the research and development of pharmaceutical product candidates for cardiovascular and metabolic diseases. We have incurred substantial losses since we began our operations in May 1998. As of June 30, 2001, we had a cumulative net loss of approximately $52.7 million. These losses have resulted principally from costs incurred in our research and development programs, from our general and administrative expenses and from acquisition-related costs related to the September 2000 merger with Talaria Therapeutics, Inc. To date, we have not generated revenue from product sales or royalties, and we do not expect to achieve any revenue from product sales or royalties until we receive regulatory approval and begin commercialization of our product candidates. We are not certain of when, if ever, that will occur. We expect to incur significant additional operating losses for at least the next several years and until such time as we generate sufficient revenue to offset expenses. Research and development costs relating to product candidates will continue to increase. Manufacturing, sales and marketing costs will increase as we prepare for the commercialization of our products.

         All of our product candidates are in early stages of development, and we face the risks of failure inherent in developing drugs based on new technologies. In addition, most of our product candidates were in-licensed from third parties. As a result, we have limited in-house experience with these product candidates. Our product candidates are not expected to be commercially available for several years, if at all.

         All of our current product candidates are designed to treat cardiovascular and metabolic diseases by manipulating the beneficial properties of HDL. We may defer or cease development of one or more of our product candidates if a product candidate does not show favorable clinical results, if we decide to concentrate our resources on more promising product candidates, or for any other reason. Decisions regarding the selection of product candidates in development and the timing of the development of our product candidates may accelerate the preclinical or clinical testing of one or more product candidates while delaying or ceasing progress of one or more other product candidates.

ALL OF OUR PRODUCT CANDIDATES MUST BE TESTED AND APPROVED BY THE FDA AND OTHER REGULATORY AGENCIES BEFORE WE CAN SELL THEM.

         Our product candidates must satisfy rigorous standards of safety and efficacy before they can be approved for commercial use by the FDA and international regulatory authorities. The FDA and foreign regulatory authorities have full discretion over this approval process. We will need to conduct significant additional research, including clinical testing involving animals and humans, before we can file applications for product approval.

         Many of the product candidates in the pharmaceutical industry do not successfully complete preclinical testing and clinical trials. Also, satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity, and novelty of the product and requires the expenditure of substantial resources. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful. For example, a number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials and in interim analyses. In addition, delays or rejections may be encountered based upon additional government regulation, including any changes in FDA policy, during the process of product development, clinical trials and regulatory approvals.

         In order to receive FDA approval or approval from foreign regulatory authorities to market a product, we must demonstrate through human clinical trials that the product candidate is safe and effective for the treatment of a specific condition. We do not know whether planned clinical trials will begin on time or will be completed on schedule or at all. If we experience significant delays in testing or approvals, or if we need to perform more or larger clinical trials than planned, our product development costs will increase. Any of our future clinical studies might be delayed or halted because:

         - the drug is not effective, or physicians think that the drug is not effective;

         -        patients experience severe side effects during treatment;

         - patients die during a clinical study because their disease is too advanced or they experience medical problems that are not related to the drug being studied;

         -        patients do not enroll in the studies at the rate we expect;
                  or

         - drug supplies are not sufficient to treat the patients in the studies.

EVEN IF THE FDA APPROVES OUR PRODUCT CANDIDATES, THAT APPROVAL WILL BE LIMITED.

         If the FDA grants regulatory approval of a product, this approval will be limited to those disease states and conditions for which the product has been demonstrated to be safe and effective through clinical trials. Any product approvals we receive in the future could also include significant restrictions on the use or marketing of our products. Product approvals, if granted, can be withdrawn for failure to comply with regulatory requirements or upon the occurrence of adverse events following commercial introduction of the products. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our product candidates or the Company. If approvals are withdrawn for a product, or if a product were seized or recalled, we would be unable to sell that product and our revenues would suffer. In addition, our ability to market any of our potential products outside the United States is contingent upon receiving market application authorizations from the appropriate regulatory authorities and these foreign regulatory approval processes include all of the risks associated with the FDA approval process described above.

OUR PRODUCT CANDIDATES MAY NOT BE COMMERCIALLY SUCCESSFUL BECAUSE PHYSICIANS, PATIENTS, AND GOVERNMENT AGENCIES AND OTHER THIRD-PARTY PAYORS MAY NOT ACCEPT THEM.

         Even if regulatory authorities approve our product candidates, they may not be commercially successful. Third parties may develop superior products or have proprietary rights that preclude us from marketing our products. We also expect that most of our product candidates will be very expensive, if approved. Patient acceptance of and demand for any product candidates we obtain regulatory approval for will depend largely on the following factors:

         - acceptance by physicians and patients of our products as safe and effective therapies;

         - the extent, if any, of reimbursement of drug and treatment costs by government agencies and other third-party payors;

         -        pricing of alternative products;

         - acceptance by physicians and patients of intravenous administration for some of our proposed products; and

         - prevalence and severity of side effects associated with our products.

         In addition, any of our product candidates could cause adverse events, such as immunologic or allergic reactions. These reactions may not be observed in clinical trials, but may nonetheless occur after commercialization. If any of these reactions occur, they may render our product candidates ineffective in some patients and our sales would suffer.

IF OUR CURRENT AND FUTURE MANUFACTURING AND SUPPLY STRATEGIES ARE UNSUCCESSFUL, WE MAY BE UNABLE TO COMPLETE ANY FUTURE CLINICAL TRIALS AND/OR COMMERCIALIZE OUR PRODUCT CANDIDATES IN A TIMELY MANNER, IF AT ALL.

         Completion of our future clinical trials and commercialization of our product candidates will require access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We do not have the resources, facilities or experience to manufacture our product candidates on our own and do not intend to develop or acquire facilities for the manufacture of product candidates for clinical trials or commercial purposes in the foreseeable future. We currently rely, and will continue to rely for at least the next few years, on contract manufacturers to produce sufficient quantities of our product candidates. Most of our contract manufacturers have limited experience at manufacturing, formulating, analyzing, filling and finishing our particular product candidates. Our manufacturing strategy presents the following risks:

         - we may not be able to locate acceptable manufacturers or enter into favorable long-term agreements with them;

         - third parties may not be able to successfully manufacture our product candidates in a cost effective and/or timely manner;

         - the manufacturing processes for our product candidates have not been tested for quantities needed for clinical trials or commercial sales;

         - delays in scale-up to commercial quantities could delay clinical studies, regulatory submissions and commercialization of our product candidates;

         - we may not have intellectual property rights, or may have to share intellectual property rights, to the manufacturing processes for our product candidates;

         - manufacturing and validation of manufacturing processes and materials are complicated and time-consuming;

         - because many of our current third-party manufacturers are located outside of the U.S., there may be difficulties in importing our product candidates and/or their components into the U.S. as a result of, among other things, FDA import inspections, incomplete or inaccurate import documentation, or defective packaging; and

         - manufacturers of our product candidates are subject to the FDA's current Good Manufacturing Practices regulations, the FDA's current Good Laboratory Practices regulations and similar foreign standards and we do not have control over compliance with these regulations by our third-party manufacturers.

EVEN IF WE OBTAIN REGULATORY APPROVAL OF ANY OF OUR PRODUCT CANDIDATES, IF WE ARE UNABLE TO CREATE SALES, MARKETING AND DISTRIBUTION CAPABILITIES OR ENTER INTO AGREEMENTS WITH THIRD PARTIES TO PERFORM THESE FUNCTIONS, WE WILL NOT BE ABLE TO SUCCESSFULLY COMMERCIALIZE ANY OF OUR PRODUCT CANDIDATES.

         We currently have no sales or distribution capability, but we have hired a marketing director to develop commercialization strategies for our products. In order to successfully commercialize any of our product candidates, we must either internally develop full sales, marketing and distribution capabilities or make arrangements with third parties to perform these services. If we do not develop a marketing and sales force with technical expertise and supporting distribution capabilities, we will be unable to market any of our commercialized products directly. To promote any of our products through third parties, we will have to locate acceptable third parties for these functions and enter into agreements with them on acceptable terms and we may not be able to do so. In addition, any third-party arrangements we are able to enter into may result in lower gross revenues to us than we could have achieved by directly marketing and selling our products.

IF THE THIRD-PARTY CLINICAL RESEARCH ORGANIZATIONS WE INTEND TO RELY ON TO CONDUCT OUR FUTURE CLINICAL TRIALS DO NOT PERFORM IN AN ACCEPTABLE AND TIMELY MANNER, OUR CLINICAL TRIALS COULD BE DELAYED OR UNSUCCESSFUL.

         We do not have the ability to independently conduct clinical trials and obtain regulatory approvals for our product candidates, and we currently rely and intend to continue to rely on clinical investigators and third-party contract research organizations to perform these functions. If we cannot locate acceptable contractors to run our clinical trials or enter into favorable agreements with them, or if these third parties do not successfully carry out their contractual duties or meet expected deadlines, we will be unable to obtain required approvals and will be unable to commercialize our product candidates on a timely basis, if at all.

WE EXPECT OUR QUARTERLY AND ANNUAL RESULTS TO FLUCTUATE SIGNIFICANTLY.

         In the near term, we expect our quarterly and annual operating results to fluctuate significantly, depending primarily on the following factors:

         -        timing of preclinical and clinical trials;

         - interruption or delays in the supply of our product candidates or components;

         - timing of payments to licensors, corporate partners and other third parties;

         -        timing of investments in new technologies; and

         -        other costs, which may be unexpected.

IF WE FAIL TO OBTAIN THE CAPITAL NECESSARY TO FUND OUR OPERATIONS, WE WILL BE UNABLE TO SUCCESSFULLY DEVELOP OUR PRODUCT CANDIDATES OR RETAIN RIGHTS TO OUR PRODUCT CANDIDATES.

         Significant additional capital will be required in the future to fund our operations. We do not know whether additional financing will be available on acceptable terms when needed. We have consumed substantial amounts of cash resources to date and expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure and research and development activities. If adequate funds are unavailable, we may be required to:

         - delay, reduce the scope of, or eliminate one or more of our research or development programs;

         - license rights to technologies, product candidates, or products on terms that are less favorable to us than might otherwise be available; or

         - obtain funds through arrangements that may require us to relinquish rights to product candidates or products that we would otherwise seek to develop or commercialize ourselves.

CAPITAL RAISING MAY DILUTE OUR EXISTING STOCKHOLDERS.

         If we raise additional funds by issuing equity securities, our existing stockholders will own a smaller percentage of Esperion, and new investors may pay less on average for their securities than, and could have rights superior to, existing stockholders.

IF OUR LICENSING ARRANGEMENTS AND STRATEGIC RELATIONSHIPS WITH THIRD PARTIES ARE BREACHED, TERMINATED OR PROVED UNSUCCESSFUL, WE MAY LOSE RIGHTS WITH RESPECT TO PRODUCT CANDIDATES, AND WE MAY NOT BE ABLE TO DEVELOP AND COMMERCIALIZE OUR PRODUCT CANDIDATES ON A TIMELY BASIS, IF AT ALL.

         We began operations in May 1998 and most of our product candidates were in-licensed from third parties. We depend, and will continue to depend, on these and other licensing arrangements and other strategic relationships with third parties for the research, development, manufacturing and commercialization of our product candidates. Our rights may be terminated if we do not perform as required under these arrangements. In addition, these third parties may also breach or terminate their agreements with us or otherwise fail to conduct their activities in connection with our relationships in a timely manner. If any of our licenses or relationships are terminated or breached, we may:

         -        lose our rights to develop and market our product candidates;

         - lose patent and/or trade secret protection for our product candidates;

         - experience significant delays in the development or commercialization of our product candidates;

         - be unable to obtain any other licenses on acceptable terms, if at all; and

         -        incur liability for damages.

         Licensing arrangements and strategic relationships in our industry can be very complex, particularly with respect to intellectual property rights. Disputes may arise in the future regarding ownership rights to technology developed by or with other parties. These and other possible disagreements between us and third parties with respect to our licenses or our strategic relationships could lead to delays in the research, development, manufacture and commercialization of our product candidates. These disputes could also result in litigation or arbitration, both of which are time-consuming and expensive. These third parties may also pursue alternative technologies or product candidates either on their own or in strategic relationships with others in direct competition with us.

IF WE FAIL TO SECURE AND ENFORCE PATENTS AND OTHER INTELLECTUAL PROPERTY RIGHTS UNDERLYING OUR PRODUCT CANDIDATES AND TECHNOLOGIES, WE MAY BE UNABLE TO DEVELOP OUR PRODUCT CANDIDATES OR COMPETE EFFECTIVELY.

         The pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend, in part, on our ability, and the ability of our licensors, to obtain and enforce our exclusive rights to our products and technologies under the patent laws of the United States and other countries. Our success also will depend on our ability to prevent others from using our trade secrets. In addition, we must operate in a way that does not infringe, or violate, the patent, trade secret, and other intellectual property rights of other parties.

         The standards that the U.S. Patent and Trademark Office uses to grant patents can change. Consequently, we may be unable to determine the type and extent of patent claims that will be issued to us or to our licensors in the future. Any patents that do issue may not contain claims that will permit us to stop competitors from using the same or similar technology.

         The standards that courts use to interpret patents can change, particularly as new technologies develop. Consequently, we cannot know how much protection, if any, our patents will provide. If we choose to seek a court order that prohibits a third-party from using the inventions claimed in our patents, the third-party may ask the court to rule that our patents are invalid and unenforceable. This type of lawsuit is expensive and time consuming and could be unsuccessful. There is also the risk that, even if the validity of our patents is upheld, the court will refuse to stop the third-party on the ground that its activities do not infringe the patent.

WE MAY FACE SIGNIFICANT EXPENSE AND LIABILITY AS A RESULT OF LITIGATION OR OTHER PROCEEDINGS RELATING TO PATENTS AND OTHER INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

         Should third parties file patent applications, or be issued patents, claiming technology also claimed by us in pending applications, we may be required to participate in interference proceedings in the United States Patent and Trademark Office to determine priority of invention. We, or our licensors, also could be required to participate in interference proceedings involving our issued patents and pending applications of another entity. An adverse outcome in an interference proceeding could require us to cease using the technology or to license rights from prevailing third parties. There is no guarantee that any prevailing party would offer us a license or that such a license, if made available to us, could be acquired on commercially-acceptable terms.

         A third-party may claim that we are using inventions claimed by its patents and may seek a court order to stop us from engaging in our normal operations and activities, such as research and development and the sale of any future products. Such lawsuits are expensive and time consuming. In addition, there is a risk that a court will decide that we are infringing a third party's patents and will order us to stop the activities claimed by such patents. There is also a risk that a court will order us to pay a third-party damages for the patent infringement. Moreover, there is no guarantee that a prevailing patent owner would offer us a license so that we could continue to engage in activities claimed by the patent, or that such a license, if made available to us, could be acquired on commercially-acceptable terms. In addition, third parties may assert other intellectual property infringement claims against us with respect to our product candidates, technologies or other matters.

         Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel. The confidentiality agreements that we enter into with our employees and other parties may not provide adequate protection for our trade secrets, know-how or other confidential information or prevent any unauthorized use or disclosure of such information. If any of our confidential intellectual property is disclosed, our business may suffer. In addition, many of our scientific and management personnel were previously employed by other biotechnology and pharmaceutical companies where they were conducting research in areas similar to those that we pursue. As a result, we could be subject to allegations of trade-secret violations and other claims relating to the intellectual property rights of these companies.

IF WE FAIL TO RECRUIT, RETAIN AND MOTIVATE SKILLED PERSONNEL, OUR PRODUCT DEVELOPMENT PROGRAMS AND OUR RESEARCH AND DEVELOPMENT EFFORTS MAY BE DELAYED.

         We are a small company, with 70 full-time employees as of June 30, 2001, and our success depends on our continued ability to recruit, retain and motivate highly qualified management and scientific personnel, for which competition is intense. In particular, our product development programs depend on our ability to recruit and retain highly skilled chemists and clinical development personnel. Our loss of the services of any key personnel, in particular, Roger S. Newton, Ph.D., our President and Chief Executive Officer, could significantly impede the achievement of our research and development objectives and could delay our product development programs and approval and commercialization of our product candidates. We maintain key man life insurance on Dr. Newton in the amount of $2.5 million, but do not have similar insurance on any of our other key employees. In addition, we will need to hire additional personnel as we continue to expand our research and development activities.

IF OUR COMPETITORS DEVELOP AND COMMERCIALIZE PRODUCTS FASTER THAN WE DO OR ANY COMPETING PRODUCTS THAT ARE SUPERIOR TO OUR PRODUCT CANDIDATES, OUR COMMERCIAL OPPORTUNITIES WILL BE REDUCED OR ELIMINATED.

         The extent to which any of our product candidates achieve market acceptance will depend on competitive factors, many of which are beyond our control. Competition in the pharmaceutical industry is intense and has been accentuated by the rapid pace of technological development. Our competitors include large integrated pharmaceutical companies, biotechnology companies, universities and public and private research institutions. Almost all of these entities have substantially greater research and development capabilities and financial, scientific, manufacturing, marketing and sales resources than we do, as well as more experience in research and development, clinical trials, regulatory matters, manufacturing, marketing and sales. These organizations also compete with us to:

         - attract parties for acquisitions, joint ventures or other collaborations;

         - license the proprietary technology that is competitive with the technology we are using;

         -        attract funding; and

         -        attract, hire and retain scientific talent.

         Our competitors may succeed in developing and commercializing products earlier and obtaining regulatory approvals from the FDA more rapidly than we do. Our competitors may also develop products or technologies that are superior to those we are developing, and render our product candidates or technologies obsolete or non-competitive. If we cannot successfully compete with new or existing products our marketing and sales will suffer and we may never be profitable.

IF PRODUCT LIABILITY LAWSUITS ARE SUCCESSFULLY BROUGHT AGAINST US, WE MAY INCUR SUBSTANTIAL LIABILITIES AND MAY BE REQUIRED TO LIMIT COMMERCIALIZATION OF OUR PRODUCTS.

         Our business exposes us to product liability risks that are inherent in the testing, manufacturing, marketing and sale of pharmaceutical products. We may not be able to avoid product liability claims. Product liability insurance for the pharmaceutical industry is generally expensive, if available at all. We have clinical trial liability insurance for our drug candidates in clinical trials; however, there can be no assurance that such insurance coverage is or will continue to be adequate or available. We may not be able to secure greater or broader product liability insurance coverage on acceptable terms or at reasonable costs when needed. If we are unable to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, we may be unable to commercialize our product candidates. A successful product liability claim brought against us for damages in an amount that exceeds our insurance coverage, if any, may cause us to incur substantial liabilities and our business may fail.

IF WE USE BIOLOGICAL AND HAZARDOUS MATERIALS IN A MANNER THAT CAUSES INJURY, WE MAY BE LIABLE FOR DAMAGES.

         Our research and development activities involve the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages, and such liability could exceed our resources. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations could be significant.

                                 USE OF PROCEEDS

         All net proceeds from the sale of the Shares covered by this prospectus will go to the Selling Stockholders who sell their Shares. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         We sold 3,183,335 shares of Common Stock covered by this prospectus to certain of the Selling Stockholders in a private placement transaction on July 27, 2001 at a price of $7.50 per share. Under the terms of the Stock Purchase Agreements that we entered into with those Selling Stockholders, we agreed to register all of the shares of Common Stock purchased by them in the private placement.

         We issued 861,507 shares of Common Stock covered by this prospectus to the other Selling Stockholders, who are former shareholders of Talaria Therapeutics, Inc. ("Talaria"), in connection with the Company's acquisition of Talaria on September 21, 2000. Under the terms of the merger agreement for that acquisition, the former shareholders of Talaria were provided with certain registration rights, which became exercisable as a result of the proposed filing of this prospectus.

         The Selling Stockholders may sell, from time to time, all or some or none of the Shares offered by this prospectus. Accordingly, we cannot estimate the number of Shares that will be held by the Selling Stockholders after the completion of the offering.

         The following table shows: (i) the number of shares of the outstanding Common Stock beneficially owned by each Selling Stockholder as of July 27, 2001; (ii) the number of shares of Common Stock that may be sold for the account of each Selling Stockholder; and (iii) the number and percentage of shares of Common Stock that will be beneficially owned by each Selling Stockholder after the completion of the offering, assuming the sale of all of the Shares covered by this prospectus. The percentages below are based on 29,138,562 shares of Common Stock outstanding as of July 27, 2001. We have prepared this table based upon information furnished to us by or furnished to us on behalf of the Selling Stockholders.

         In the past three years, none of the Selling Stockholders has had a material relationship with Esperion.

                            SELLING STOCKHOLDER TABLE

                                                                          NUMBER AND
                                                                     PERCENTAGE OF SHARES
                                       NUMBER OF         NUMBER OF     OWNED AFTER SALE
                                     SHARES OWNED          SHARES    --------------------
    NAME OF SELLING STOCKHOLDER  PRIOR TO THE OFFERING BEING OFFERED       #        %
    ---------------------------  --------------------- ------------- -----------   ----
Alta Partners (1)                   1,066,667           1,066,667           0       *
Northbay Partners, LLC                133,334             133,334
Domain Public Equity Partners, LP     400,000             400,000           0       *
Highline Life Sciences Master         908,500             300,000     608,500      2.0%
  Fund, Ltd.
Ironcap & Co.                       1,000,000           1,000,000           0       *
Jackson Square Partners, LP           150,000             150,000           0       *
William Harris Investors, Inc. (3)    133,334             133,334           0       *
HCC Investments, Inc.                 308,959             308,959           0       *
Reverse Transport Licensing &         173,971             173,971           0       *
  Consulting, Inc.
Henry L. Hillman Trust (4)             92,690              92,690           0       *
Audrey Hilliard Hillman Fisher         30,884              30,884           0       *
  Trust (5)
William Talbot Hillman Trust (5)       30,884              30,884           0       *
Henry Lea Hillman Jr., Trust (5)       30,884              30,884           0       *
Juliet Lea Hillman Simonds Trust (5)   30,884              30,884           0       *
Robert C. Blanks                        4,898               4,898           0       *
Dr. Dennis I. Goldberg                 55,985              55,985           0       *
Dr. David P. Rosenbaum                  4,898               4,898           0       *
Charles G. Hadley                      77,258              77,258           0       *
Dr. Hal S. Broderson                   19,312              19,312           0       *

         ---------------
         *        Represents less than one percent.

(1) Includes 1,035,657 shares owned by Alta BioPharma Partners II, LP and 31,010 shares owned by Alta Embarcadero BioPharma Partners II, LLC (together the "Funds"). Certain principals of Alta Partners are Managing Directors of Alta BioPharma Management Partners II, LLC which is the General Partner of Alta BioPharma Partners II, LP and the Manager of Alta Embarcadero BioPharma Partners II, LLC. Certain principals of Alta Partners are Members of Alta Embarcadero BioPharma Partners II, LLC. The principals of Alta Partners disclaim beneficial ownership of all shares held by the Funds except to the extent of their proportionate pecuniary interests therein. The address of Alta Partners is One Embarcadero Center, Suite 4050, San Francisco, CA 94111.

(2) Includes 93,334 shares owned by BayStar Capital, LP and 40,000 shares owned by BayStar International, Ltd., a corporation organized under the laws of the British Virgin Islands. Northbay Partners, LLC, a Wisconsin limited liability company, serves as the managing trading member of (i) BayStar Management, LLC, which is the general partner of BayStar Capital, LP and (ii) BayStar International Management, LLC, which is the investment manager of BayStar International, Ltd. Michael A. Roth and Brian J. Stark are the sole members of Northbay Partners, LLC, and as such, may be deemed along with Northbay Partners, LLC, to be beneficial owners of the shares owned by BayStar Capital, LP and BayStar International, Ltd. The principal business office of Northbay Partners, LLC is 1500 West Market St., Suite 200, Mequon, WI 53092.

(3) Includes 83,334 shares owned by W.H.I. Growth Fund, LP and 50,000 shares owned by Panacea Fund, LLC. William Harris Investors, Inc. is the general partner of W.H.I. Growth Fund, LP and the manager of Panacea Fund, LLC. The principal business office of William Harris Investors, Inc. is 2 N. LaSalle St., Suite 400, Chicago, IL, 60602.

(4) Henry L. Hillman, Elsie Hilliard Hillman, and C.G. Grefenstette are each Trustees of the trust, and share voting and dispositive power over the shares owned by the trust.

(5) C.G. Grefenstette and Thomas G. Bigley are each Trustees of the trust and share voting and dispositive power over the shares owned by the trust.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders may sell the Shares covered by this prospectus at any time and from time to time while this registration statement is effective. The term "Selling Stockholders" also includes donees, pledgees, transferees and other successors-in-interest who are selling Shares received after the date of this prospectus from a Selling Stockholder whose name appears in the Selling Stockholder table as a gift, pledge, partnership distribution or other non-sale related transfer.

         The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may make sales on the Nasdaq National Market or otherwise, at prices and under terms prevailing at the time of sale, or at prices related to the then-current market price, at fixed prices, or in privately negotiated transactions. Each of the Selling Stockholders may sell their shares of Common Stock by one or more of, or a combination of, the following methods:

         - purchases by a broker-dealer as principal and resales by such broker-dealer for its own account pursuant to this prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - block trades in which the broker-dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

         - privately negotiated transactions, which include direct sales to purchasers and sales effected through agents.

         In addition, any Shares that qualify for sale under Rule 144 under the Securities Act may be sold pursuant thereto rather than pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders. Broker-dealers or agents may also receive compensation from the purchasers of Shares for whom they act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated at the time of sale. Broker-dealers or agents and any other participating broker-dealers or the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with the sale of the shares. Accordingly, any such commission, discounts, or concessions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting discounts or concessions under the Securities Act. Because the Selling Stockholders may be deemed to be "underwriters," they will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

         In order to comply with the securities laws of certain states, the Shares may be required to be sold in certain jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have agreed to indemnify certain of the Selling Shareholders against liabilities relating to, among other things, any material misstatement or omission of information included in the registration statement or prospectus, other than the information that the Selling Stockholders provided to us for inclusion in the registration statement or the prospectus.

         The Selling Stockholders will pay any expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in selling the Shares covered by this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares, including all registration and filing fees, Nasdaq listing fees, and fees of our counsel and our accountants.

                                     EXPERTS

         The consolidated financial statements of Esperion Therapeutics, Inc. as of December 31, 2000 and for the three years then ended incorporated by reference in this prospectus from the Company's Form 10-K have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         We will pay the expenses relating to the registration of the shares. We estimate the expenses to be as follows:

              SEC Registration Fee......................................... $7,544
              Nasdaq National Market Listing Fee...........................
              Legal Fees and Expenses......................................
              Accounting Fees and Expenses.................................
              Printing Expenses............................................
              Miscellaneous................................................
                     Total.................................................

--------------
*  Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company is a Delaware corporation, subject to the provisions of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law provides that each Delaware corporation may indemnify any person who was or is a party or is threatened to be a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or serving another corporation at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Lack of good faith is not to be presumed from settlement. No indemnification is allowed in respect to any proceeding charging improper personal benefit to the officer or director in which such person was adjudged to be liable on the basis that personal benefit was improperly received. To the extent any such person succeeds on the merits or otherwise, he shall be indemnified against expenses (including attorneys' fees). A determination that the person to be indemnified meets the applicable standard of conduct, if not made by a court, is made by the Board of Directors by majority vote of a quorum consisting of directors not party to such action, suit or proceeding or, if a quorum is not obtainable or a disinterested quorum so directs, by independent legal counsel or by the stockholders. Expenses may be paid in advance upon receipt of undertakings to repay. A corporation may purchase indemnification insurance.

         Article VIII of the Company's Certificate of Incorporation and Section
6.07 of the Company's Bylaws provide that our officers, directors, employees and agents acting in their official capacities are entitled, under certain conditions, to indemnification against liabilities and expenses. We have not entered into separate indemnification agreements with any of our officers or directors.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, We have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         We also currently maintain a directors' and officers' liability insurance policy, insuring our officers and directors against certain liabilities and expenses incurred by such persons in such capacities. We consider the maintenance of such insurance coverage to be vital in attracting and retaining the services of qualified directors and officers. We cannot be assured, however, that our existing policy will be renewed upon expiration or that, if the policy is not renewed, we will be able to obtain similar insurance coverage elsewhere or that the cost thereof will not be prohibitively expensive.

         Certain of the Selling Shareholders have agreed to indemnify the Company against certain liabilities, including with respect to any material misstatement or omission of information provided to us by such Selling Stockholders for inclusion in the registration statement or the prospectus.

ITEM 16. LIST OF EXHIBITS

       EXHIBIT NO.                         DESCRIPTION
       -----------                         -----------

         4.1                               Form of Stock Purchase Agreement

         4.2 Agreement and Plan of Merger and Reorganization by and among Esperion Therapeutics, Inc., Esperion
                                           Mergerco, Inc., and
                                           Talaria Therapeutics, Inc., dated as
                                           of September 21, 2000. Incorporated
                                           by reference to Exhibit 2.1 to the
                                           Company's Current Report on Form 8-K
                                           filed on October 6, 2000.

         23                                Consent of Arthur Andersen LLP

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on the 6th day of August, 2001.

                                ESPERION THERAPEUTICS, INC.



                                By       /s/ ROGER S. NEWTON
                                    --------------------------------------------
                                         Roger S. Newton
                                         President and Chief Executive Officer

         Pursuant to the requirements of the Securities Exchange Act of 1934, this Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated on the 6th day of August, 2001. Each person whose individual signature appears below hereby authorizes Roger S. Newton, Timothy M. Mayleben and any other person appointed as attorney-in-fact, or any of them, to execute in the name of each such person and to file any amendment to this Registration Statement, and appoints Roger S. Newton, Timothy M. Mayleben and any other person appointed as attorney-in-fact, or any of them, on his or her behalf individually and in each capacity stated below and to file any amendments to this Registration Statement.

                  Signature                                            Title
         /s/ ROGER S. NEWTON                         President, Chief Executive Officer and
--------------------------------------------         Director (Principal Executive Officer)
         Roger S. Newton


         /s/ TIMOTHY M. MAYLEBEN                     Vice President and Chief Financial Officer
--------------------------------------------         (Principal Financial Officer)
         Timothy M. Mayleben


         /s/ FRANK E. THOMAS                         Director of Finance, Controller
--------------------------------------------         (Principal Accounting Officer)
         Frank E. Thomas


         /s/ DAVID I. SCHEER                         Chairman
--------------------------------------------
         David I. Scheer


         /s/ CHRISTOPHER MOLLER                      Director
--------------------------------------------
         Christopher Moller

         /s/ EILEEN M. MORE                          Director
--------------------------------------------
         Eileen M. More


         /s/ SETH A. RUDNICK                         Director
--------------------------------------------
         Seth A. Rudnick


         /s/ HENRY E. BLAIR                          Director
--------------------------------------------
         Henry E. Blair

                                INDEX TO EXHIBITS


EXHIBIT NO.         DESCRIPTION
-----------         -----------

4.1                 Form of Stock Purchase Agreement

4.2 Agreement and Plan of Merger and Reorganization by and among Esperion Therapeutics, Inc., Esperion Mergerco, Inc., and Talaria Therapeutics, Inc., dated as of September 21, 2000. Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on October 6, 2000.

23                  Consent of Arthur Andersen LLP